Exhibit 99.1
Post Holdings Reports Results for the Second Quarter of Fiscal Year 2017
St. Louis, Missouri - May 8, 2017 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the second fiscal quarter ended March 31, 2017.
Highlights:

•	Net sales of $1.26 billion

•	Operating profit of $137.5 million and net loss of $4.0 million; Adjusted EBITDA of $228.5 million

•	Reaffirmed Adjusted EBITDA (non-GAAP) guidance range for fiscal year 2017 of $920-$950 million

•	Recently announced the acquisition of Weetabix, a UK based RTE cereal manufacturer
Second Quarter Consolidated Operating Results
Net sales were $1,255.4 million, a decrease of 1.2%, or $15.7 million, compared to the prior year. Pro forma net sales (as defined later in this release under “Pro Forma Information”) declined 3.3% when compared to the same period in fiscal 2016. Both the decline in net sales and gross margin discussed below are primarily attributable to anticipated net pricing declines within the Michael Foods Group segment.
Gross profit was $364.1 million or 29.0% of net sales, a decrease of $45.2 million compared to the prior year gross profit of $409.3 million or 32.2% of net sales. Selling, general and administrative (SG&A) expenses were $187.3 million or 14.9% of net sales, a decrease of $18.3 million compared to the prior year SG&A of $205.6 million or 16.2% of net sales.
Operating profit was $137.5 million, a decline of 15.4%, or $25.0 million, compared to the prior year. Net loss was $4.0 million, a decline of 181.6%, or $8.9 million, compared to net earnings of $4.9 million in the prior year. Net loss attributable to common shareholders was $7.4 million, or $0.11 per diluted common share. Net loss and net loss attributable to common shareholders included a $62.5 million loss related to early extinguishment of debt as discussed later in this release. Adjusted net earnings were $43.7 million, or $0.55 per adjusted diluted common share.
Adjusted EBITDA was $228.5 million, a decline of 7.8%, or $19.3 million, compared to the prior year.
Six Month Consolidated Operating Results
Net sales for the six months ended March 31, 2017 were $2,505.2 million, a decrease of $14.7 million, or 0.6%, compared to the prior year. Gross profit for the six month period was $743.3 million or 29.7% of net sales, a decrease of $28.5 million compared to the prior year gross profit of $771.8 million or 30.6% of net sales. SG&A expenses for the six month period were $451.4 million or 18.0% of net sales, an increase of $58.8 million compared to the prior year SG&A of $392.6 million or 15.6% of net sales. SG&A expenses for the six months ended March 31, 2017 include a provision for $74.5 million in legal settlements related to agreements to settle egg antitrust class action claims.
Operating profit was $213.7 million for the six month period, a decrease of $81.7 million, or 27.7%, compared to the prior year and was negatively impacted by a provision for $74.5 million in legal settlements as discussed above. Net earnings were $93.6 million for the six month period, an increase of $63.2 million, or 207.9%, compared to the prior year. For the six months ended March 31, 2017, net earnings available to common shareholders were $86.8 million. For the six months ended March 31, 2017, diluted earnings per common share were $1.18. Net earnings and net earnings available to common shareholders included a $145.5 million gain primarily related to non-cash mark-to-market adjustments on interest rate swaps as discussed later in this release. Adjusted net earnings were $94.1 million, or $1.19 per adjusted diluted common share.
Adjusted EBITDA was $458.6 million for the six month period, a decrease of $24.8 million, or 5.1%, compared to the prior year period.

Post Consumer Brands
Post Consumer Brands includes the ready-to-eat (“RTE”) cereal business.
Net sales were $431.1 million for the second quarter, a decrease of 2.0%, or $9.0 million, compared to the prior year second quarter, with volumes declining 0.8%. Net sales benefitted from growth in net sales and volume for Malt-O-Meal branded bags and Pebbles, which was offset by reduced volumes for Honey Bunches of Oats, Great Grains and lower margin co-manufacturing and government bid business.
Segment profit was $90.1 million and $74.7 million for second quarter 2017 and 2016, respectively. Second quarter 2017 and 2016 segment profit was negatively impacted by integration expenses of $4.3 million and $5.8 million, respectively. Segment Adjusted EBITDA was $120.8 million and $106.3 million for second quarter 2017 and 2016, respectively.
For the six months ended March 31, 2017, net sales were $851.7 million, flat compared to the prior year period. Segment profit was $171.7 million, compared to $137.6 million in the prior year period. Segment profit for the six months ended March 31, 2017 and March 31, 2016 was negatively impacted by integration expenses of $4.8 million and $13.7 million, respectively. Segment Adjusted EBITDA was $229.7 million, compared to $203.5 million in the prior year period.
Michael Foods Group
Michael Foods Group includes the egg, potato, cheese and pasta businesses.
Net sales were $515.0 million for the second quarter, a decline of 7.7%, or $42.7 million, over the reported prior year second quarter. Pro forma net sales (as defined later in this release under “Pro Forma Information”) declined 11.9%, or $69.3 million, over the same period in fiscal 2016. Pro forma egg sales (as defined later in this release under “Pro Forma Information”) declined 11.4% as a result of reduced pricing related to the roll back of the temporary component of avian influenza pricing and reduced market-based pricing in the ingredient and retail shell egg channels. Pro forma egg volumes (as defined later in this release under “Pro Forma Information”) increased 2.4% as second quarter 2016 egg inventory available for sale was reduced as a result of the impact of avian influenza. Net sales and volume information for potato, cheese and pasta products is disclosed in a table presented later in this release.
Segment profit was $42.7 million and $89.6 million for second quarter 2017 and 2016, respectively. Segment Adjusted EBITDA was $79.0 million and $121.9 million for second quarter 2017 and 2016, respectively.
For the six months ended March 31, 2017, net sales were $1,054.8 million, a decline of 7.8%, or $89.3 million, over the reported prior year period. Segment profit was $25.7 million, compared to $170.4 million in the prior year period. Segment profit for the six months ended March 31, 2017 was negatively impacted by a provision for $74.5 million in legal settlements as discussed above. Segment Adjusted EBITDA was $171.3 million, compared to $239.9 million in the prior year period.
Active Nutrition
Active Nutrition includes protein shakes, bars and powders and nutritional supplements.
Net sales were $177.3 million for the second quarter, an increase of 23.3%, or $33.5 million, over the prior year second quarter, primarily driven by strong growth for Premier Protein branded products. Segment profit was $21.2 million and $13.8 million for second quarter 2017 and 2016, respectively. Segment Adjusted EBITDA was $27.5 million and $20.0 million for second quarter 2017 and 2016, respectively.
For the six months ended March 31, 2017, net sales were $331.2 million, an increase of 27.6%, or $71.6 million, over the prior year period. Segment profit was $46.1 million, compared to $24.3 million in the prior year period. Segment Adjusted EBITDA was $58.6 million, compared to $36.7 million in the prior year period.
Private Brands
Private Brands primarily includes peanut and other nut butters, dried fruit and nuts, and granola.
Net sales were $132.1 million for the second quarter, an increase of 1.9%, or $2.4 million, compared to the prior year second quarter. Net sales benefitted from growth in volume for organic peanut butter, traditional peanut butter and tree nut butters, which was partially offset by volume declines for dried fruit and nut. Segment profit was $9.5 million and $7.7 million for second quarter 2017 and 2016, respectively. Segment Adjusted EBITDA was $16.2 million and $13.9 million for second quarter 2017 and 2016, respectively.

For the six months ended March 31, 2017, net sales were $267.7 million, an increase of 0.9%, or $2.4 million, over the prior year period. Segment profit was $16.5 million, compared to $20.6 million in the prior year period. Segment Adjusted EBITDA was $29.7 million, compared to $33.0 million in the prior year period.
Interest, Loss on Extinguishment of Debt, Other (Income) Expense and Income Tax
Interest expense, net was $80.2 million for the second quarter compared to $77.2 million for the prior year quarter. For the six months ended March 31, 2017, interest expense, net was $153.1 million, compared to $155.0 million for the six months ended March 31, 2017.
Loss on extinguishment of debt of $62.5 million was recorded in the second quarter of fiscal 2017 and resulted from payments made in March 2017 to redeem Post’s 6.75% senior notes due 2021 and the remaining 7.375% senior notes due 2022.
Other (income) expense relates to non-cash mark-to-market adjustments and cash settlements on interest rate swaps. Other income was $1.0 million for the second quarter of fiscal 2017, compared to an expense of $90.9 million for the second quarter of fiscal 2016. For the six months ended March 31, 2017, other income was $145.5 million, compared to an expense of $106.8 million for the six months ended March 31, 2016.
Income tax benefit was $0.2 million, or an effective income tax rate of 4.8%, in the second quarter of fiscal 2017, compared to a benefit of $10.5 million and an effective income tax rate of 187.5% in the second quarter of fiscal 2016. For the six months ended March 31, 2017, income tax expense was $50.0 million, or an effective income tax rate of 34.8%, compared to an expense of $3.2 million and an effective income tax rate of 9.5% for the six months ended March 31, 2016.
Acquisition
On April 18, 2017, Post announced it has agreed to acquire Weetabix Limited (“Weetabix”), a leading United Kingdom based packaged food company that primarily produces RTE cereal products. Post will acquire Weetabix for £1.4 billion on a cash free, debt free basis, subject to certain adjustments as described in the purchase agreement. The transaction is expected to be completed in the third calendar quarter of 2017 (Post’s fiscal fourth quarter), subject to the satisfaction of limited closing conditions, including the expiration of waiting periods under U.S. antitrust laws.
Outlook
Post management continues to expect fiscal 2017 Adjusted EBITDA to range between $920-$950 million, excluding any contribution from Weetabix.
Post management continues to expect fiscal 2017 capital expenditures to range between $180-$200 million, excluding any Weetabix capital expenditures and including approximately $60-$70 million related to growth activities, of which approximately $30-$40 million is related to the previously announced cage-free housing conversion at the Bloomfield, Nebraska facility. Maintenance capital expenditures for fiscal 2017 are expected to range between $120-$140 million.
The Company provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for non-cash mark-to-market adjustments and cash settlements on interest rate swaps, provision for legal settlement, transaction and integration costs, restructuring and plant closure costs, assets held for sale, mark-to-market adjustments on commodity hedges and other charges reflected in the Company’s reconciliation of historic numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures”.
Use of Non-GAAP Measures
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings (loss), Adjusted diluted earnings (loss) per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures”.
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying Company and segment performance, in making financial, operating and planning decisions, and, in part, in the determination of cash bonuses for its executive officers and employees. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of the Company and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding the Company’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Conference Call to Discuss Earnings Results and Outlook
The Company will host a conference call on Tuesday, May 9, 2017 at 9:00 a.m. EDT to discuss financial results for the second quarter of fiscal year 2017 and fiscal year 2017 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Senior Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 12400165. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.
A replay of the conference call will be available through Tuesday, May 16, 2017 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 12400165. A webcast replay will also be available for a limited period on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain matters discussed in this release and on the conference call are forward-looking statements, including our Adjusted EBITDA outlook for fiscal 2017, our capital expenditures expectations, including capital expenditure expectations for growth and maintenance, and the expected timing of the completion of the acquisition of Weetabix, including regulatory approvals. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the following:

•	the timing to consummate the pending acquisition of Weetabix;

•	the ability and timing to obtain required regulatory approvals and satisfy other closing conditions;

•	our ability to promptly and effectively integrate the Weetabix business and obtain expected cost savings and synergies within the expected timeframe;

•
operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with Weetabix employees, customers or suppliers) that may be greater than expected following the consummation of the acquisition of Weetabix;

•	our ability to retain certain key employees at Weetabix;

•	our ability to borrow funds under a new senior secured term loan facility on terms acceptable to us or at all;

•	the risks associated with the disruption of management’s attention from ongoing business operations due to the Weetabix transaction;

•	our ability to continue to compete in our product markets and our ability to retain our market position;

•	our ability to anticipate and respond to changes in consumer preferences and trends;

•	our ability to identify and complete acquisitions and manage our growth;

•	changes in our cost structure, management, financing and business operations;

•	our ability to integrate acquired businesses and whether acquired businesses will perform as expected;

•	changes in economic conditions and consumer demand for our products;

•	significant volatility in the costs of certain raw materials, commodities, packaging or energy used to manufacture our products;

•	impairment in the carrying value of goodwill or other intangibles;

•	our ability to successfully implement business strategies to reduce costs;

•	our ability to comply with increased regulatory scrutiny related to certain of our products and/or international sales;

•	allegations that our products cause injury or illness, product recalls and product liability claims and other litigation;

•	legal and regulatory factors, including environmental laws, advertising and labeling laws, changes in food safety and laws and regulations governing animal feeding and housing operations;

•	our ability to maintain competitive pricing, introduce new products and successfully manage our costs;

•	the ultimate impact litigation may have on us;

•	the ultimate outcome of the remaining portions of the Michael Foods egg antitrust litigation, including formal court approval of the announced settlement with the direct purchaser plaintiffs;

•	the loss or bankruptcy of a significant customer;

•	consolidations in the retail grocery and foodservice industries;

•	the ability of our private label products to compete with nationally branded products;

•	disruptions or inefficiencies in supply chain;

•	our reliance on third party manufacturers for certain of our products;

•	disruptions in the U.S. and global capital and credit markets;

•	fluctuations in foreign currency exchange rates;

•	changes in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business;

•	loss of key employees;

•	changes in weather conditions, natural disasters, disease outbreaks and other events beyond our control;

•	labor strikes, work stoppages or unionization efforts;

•	losses or increased funding and expenses related to our qualified pension and other post-retirement plans;

•	business disruptions caused by information technology failures and/or technology hacking;

•	our ability to protect our intellectual property;

•	media campaigns and improper use of social media that damage our brands;

•	our ability to successfully operate our international operations in compliance with applicable laws and regulations;

•	significant differences in our actual operating results from our guidance regarding our future performance;

•	our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses;

•	our high leverage and substantial debt, including covenants that restrict the operation of our business;

•	our ability to service our outstanding debt or obtain additional financing, including both secured and unsecured debt; and

•	other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.
These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, foodservice, food ingredient, private label, refrigerated and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the ready-to-eat cereal category and offers a broad portfolio that includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains®, Grape-Nuts®, Honeycomb®, Frosted Mini Spooners®, Golden Puffs®, Cinnamon Toasters®, Fruity Dyno-Bites®, Cocoa Dyno-Bites®, Berry Colossal Crunch® and Malt-O-Meal® hot wheat cereal. Post’s Michael Foods Group supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the foodservice, food ingredient and private label retail channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post’s Active Nutrition platform aids consumers in adopting healthier lifestyles through brands such as PowerBar®, Premier Protein® and Dymatize®. Post’s Private Brands Group manufactures private label peanut butter and other nut butters, dried fruits, baking and snacking nuts, cereal and granola. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Net Sales	$1,255.4	$1,271.1	$2,505.2	$2,519.9
Cost of goods sold	891.3	861.8	1,761.9	1,748.1
Gross Profit	364.1	409.3	743.3	771.8

Selling, general and administrative expenses	187.3	205.6	451.4	392.6
Amortization of intangible assets	39.0	38.1	77.9	76.2
Other operating expenses, net	0.3	3.1	0.3	7.6
Operating Profit	137.5	162.5	213.7	295.4

Interest expense, net	80.2	77.2	153.1	155.0
Loss on extinguishment of debt	62.5	—	62.5	—
Other (income) expense	(1.0)	90.9	(145.5)	106.8
(Loss) Earnings before Income Taxes	(4.2)	(5.6)	143.6	33.6
Income tax (benefit) expense	(0.2)	(10.5)	50.0	3.2
Net (Loss) Earnings	(4.0)	4.9	93.6	30.4
Preferred stock dividends	(3.4)	(3.4)	(6.8)	(18.4)
Net (Loss) Earnings Available to Common Shareholders	$(7.4)	$1.5	$86.8	$12.0

(Loss) Earnings per Common Share:
Basic	$(0.11)	$0.02	$1.26	$0.18
Diluted	$(0.11)	$0.02	$1.18	$0.17

Weighted-Average Common Shares Outstanding:
Basic	68.2	69.1	68.7	68.3
Diluted	68.2	70.5	79.3	69.7

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	March 31, 2017	September 30, 2016
ASSETS
Current Assets
Cash and cash equivalents	$1,484.9	$1,143.6
Restricted cash	6.2	8.4
Receivables, net	484.3	385.0
Inventories	513.0	503.1
Prepaid expenses and other current assets	36.7	36.8
Total Current Assets	2,525.1	2,076.9

Property, net	1,345.8	1,354.4
Goodwill	3,125.9	3,079.7
Other intangible assets, net	2,807.2	2,833.7
Other assets	21.6	15.9
Total Assets	$9,825.6	$9,360.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$4.5	$12.3
Accounts payable	210.3	264.4
Other current liabilities	241.6	357.3
Total Current Liabilities	456.4	634.0

Long-term debt	5,266.0	4,551.2
Deferred income taxes	814.0	726.5
Other liabilities	301.0	440.3
Total Liabilities	6,837.4	6,352.0

Shareholders’ Equity
Preferred stock	—	—
Common stock	0.7	0.7
Additional paid-in capital	3,567.1	3,546.0
Accumulated deficit	(330.7)	(424.3)
Accumulated other comprehensive loss	(62.4)	(60.4)
Treasury stock, at cost	(186.5)	(53.4)
Total Shareholders’ Equity	2,988.2	3,008.6
Total Liabilities and Shareholders’ Equity	$9,825.6	$9,360.6

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Six Months Ended March 31,
	2017	2016
Cash (used in) provided by:
Operating activities	$(26.5)	$196.4
Investing activities, including capital expenditures of $63.9 and $44.8	(141.6)	(122.0)
Financing activities	509.8	(48.5)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	0.9
Net increase in cash and cash equivalents	$341.3	$26.8

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Net Sales
Post Consumer Brands	$431.1	$440.1	$851.7	$851.7
Michael Foods Group	515.0	557.7	1,054.8	1,144.1
Active Nutrition	177.3	143.8	331.2	259.6
Private Brands	132.1	129.7	267.7	265.3
Eliminations	(0.1)	(0.2)	(0.2)	(0.8)
Total	$1,255.4	$1,271.1	$2,505.2	$2,519.9
Segment Profit
Post Consumer Brands	$90.1	$74.7	$171.7	$137.6
Michael Foods Group	42.7	89.6	25.7	170.4
Active Nutrition	21.2	13.8	46.1	24.3
Private Brands	9.5	7.7	16.5	20.6
Total segment profit	163.5	185.8	260.0	352.9
General corporate expenses and other	26.0	23.3	46.3	57.5
Interest expense, net	80.2	77.2	153.1	155.0
Loss on extinguishment of debt	62.5	—	62.5	—
Other (income) expense	(1.0)	90.9	(145.5)	106.8
(Loss) Earnings before Income Taxes	$(4.2)	$(5.6)	$143.6	$33.6

SUPPLEMENTAL MICHAEL FOODS GROUP SEGMENT INFORMATION (Unaudited)
The below table presents net sales and volume percentage changes for the current quarter compared to the prior year quarter for additional products within the Michael Foods Group segment.

Product	Net Sales Percentage Change	Volume Percentage Change
Potato	3.9%	6.3%
Cheese	(22.0%)	(23.5%)
Pasta	(12.0%)	(5.5%)

PRO FORMA INFORMATION
Pro forma net sales and pro forma volumes, as used in the text of this release, are defined as the comparison of the GAAP results for the three-month period ended March 31, 2017 to the same three-month period in fiscal 2016, adjusted to include results of acquired businesses and exclude results for divested businesses for the periods presented in the table below. Pro forma net sales and pro forma volumes have not been prepared in accordance with the requirements of Article 11 of Regulation S-X.

Business	Type	Segment	Pro Forma Period
Certain assets of MFI Food Canada Ltd.	Divestiture	Michael Foods Group	January 1, 2016 - February 29, 2016
National Pasteurized Eggs	Acquisition	Michael Foods Group	January 1, 2016 - March 31, 2016

RECONCILIATION OF NET SALES AND MICHAEL FOODS GROUP NET SALES
TO PRO FORMA NET SALES AND PRO FORMA MICHAEL FOODS GROUP NET SALES (Unaudited)
THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(in millions)

	Three Months Ended March 31,
	2017	2016
Net Sales	$1,255.4	$1,271.1
Pre-acquisition net sales from National Pasteurized Eggs	—	30.0
Pre-divestiture net sales from certain assets of MFI Food Canada Ltd.	—	(3.4)
Pro Forma Net Sales	$1,255.4	$1,297.7

Michael Foods Group Net Sales	$515.0	$557.7
Pre-acquisition net sales from National Pasteurized Eggs	—	30.0
Pre-divestiture net sales from certain assets of MFI Food Canada Ltd.	—	(3.4)
Pro Forma Net Sales	$515.0	$584.3

RECONCILIATION OF EGG NET SALES PERCENTAGE CHANGE AND EGG VOLUMES PERCENTAGE CHANGE
TO PRO FORMA EGG NET SALES PERCENTAGE CHANGE AND PRO FORMA EGG VOLUMES PERCENTAGE CHANGE (Unaudited)
THREE MONTHS ENDED MARCH 31, 2017

Three Months Ended March 31, 2017
Egg Net Sales Percentage Change	(4.9%)
Impact of inclusion of pre-acquisition net sales of National Pasteurized Eggs	(7.3%)
Impact of exclusion of net sales in prior year period of the divested certain assets of MFI Food Canada Ltd.	0.8%
Pro Forma Egg Net Sales Percentage Change	(11.4%)

Egg Volumes Percentage Change	6.0%
Impact of inclusion of pre-acquisition volumes of National Pasteurized Eggs	(4.5%)
Impact of exclusion of volumes in prior year period of the divested certain assets of MFI Food Canada Ltd.	0.9%
Pro Forma Egg Volumes Percentage Change	2.4%

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
The Company uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include total segment profit, Adjusted net earnings (loss), Adjusted diluted earnings (loss) per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section.
Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of the Company’s reportable segments. The Company believes total segment profit is useful to investors in evaluating the Company’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings (loss) and Adjusted diluted earnings (loss) per common share
The Company believes Adjusted net earnings (loss) and Adjusted diluted earnings (loss) per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that affect the comparability of the Company’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings (loss) and Adjusted diluted earnings (loss) per common share are adjusted for the following items:

a.
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps: The Company has excluded the impact of non-cash mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and the amount and frequency of such adjustments and settlements are not consistent.

b.
Premium on debt extinguishment: The Company has excluded payments for premiums on debt extinguishment as such payments are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

c.
Provision for legal settlement: The Company has excluded gains and losses recorded to recognize a receivable or liability associated with an anticipated resolution of certain ongoing litigation as the Company believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

d.
Transaction costs and integration costs: The Company has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as the Company believes that these exclusions allow for more meaningful evaluation of the Company’s current operating performance and comparisons of the Company’s operating performance to other periods. The Company believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of the Company or the performance of the divested assets, and are not factored into management’s evaluation of potential acquisitions or its performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the acquisitions and divestitures and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past acquisitions and divestitures, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future acquisitions or divestitures. By excluding these expenses, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. Furthermore, the Company believes that the adjustments of these items more closely correlate with the sustainability of the Company’s operating performance.

e.
Restructuring and plant closure costs, including accelerated depreciation: The Company has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

f.
Assets held for sale: The Company has excluded adjustments recorded to adjust the carrying value of facilities and other assets classified as held for sale as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these adjustments do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

g.
Inventory valuation adjustments on acquired businesses: The Company has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of the Company’s acquisitions.

h.
Mark-to-market adjustments on commodity hedges: The Company has excluded the impact of mark-to-market adjustments on commodity hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.

i.
Gain on sale of business: The Company has excluded gains recorded on divestitures as such adjustments represent non-cash items and the amount and frequency of such adjustments are not consistent. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

j.
Foreign currency gains and losses on intercompany loans: The Company has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating Company performance to allow for more meaningful comparisons of performance to other periods.

k.
Tax: The Company has included the tax impact of the non-GAAP adjustments using either the statutory rate or an adjusted effective income tax rate excluding certain discrete items, as noted in the footnote of the reconciliation tables, as the Company believes that the Company’s GAAP effective income tax rate as reported is not representative of the tax expense impact of the adjustments.

l.
Preferred stock: The Company has included dividend and weighted-average diluted share adjustments related to its convertible preferred stock using the “if-converted” method when the convertible preferred stock is dilutive on an adjusted basis.

Adjusted EBITDA and segment Adjusted EBITDA
The Company believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance and liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. The Company believes that segment Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for interest expense, net, income tax expense, depreciation and amortization, as well as the adjustments discussed above reflected in Adjusted net earnings (loss) and Adjusted diluted earnings (loss) per common share, but do not adjust for the premium on debt extinguishment, tax and preferred stock adjustments as discussed above, and adjust for the following items:

m.
Loss on extinguishment of debt: The Company has excluded losses recorded on extinguishment of debt as such losses are inconsistent in amount and frequency. Additionally, the Company believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other periods.

n.
Non-cash stock-based compensation: The Company’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. The Company has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of the Company’s operating performance to other periods.

RECONCILIATION OF NET (LOSS) EARNINGS AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Net (Loss) Earnings Available to Common Shareholders	$(7.4)	$1.5	$86.8	$12.0
Dilutive preferred stock dividends	—	—	6.8	—
Net (Loss) Earnings for Diluted (Loss) Earnings per Share	(7.4)	1.5	93.6	12.0

Adjustments:
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps	(1.0)	90.9	(145.5)	106.8
Premium on debt extinguishment	67.9	—	67.9	—
Provision for legal settlement	(0.9)	—	73.6	—
Integration costs	4.3	5.8	4.8	13.7
Transaction costs	2.6	0.1	2.7	1.1
Restructuring and plant closure costs, including accelerated depreciation	—	0.9	0.2	5.7
Assets held for sale	—	4.4	(0.2)	8.4
Inventory valuation adjustments on acquired businesses	—	—	—	1.1
Mark-to-market adjustments on commodity hedges	0.7	(4.2)	(2.7)	1.0
Gain on sale of business	—	(2.0)	—	(2.0)
Foreign currency gain on intercompany loans	(0.2)	(0.9)	—	(0.2)
Total Net Adjustments	73.4	95.0	0.8	135.6
Income tax effect on adjustments (1)	(25.7)	(30.9)	(0.3)	(44.1)
Non-GAAP dilutive preferred stock dividends adjustment (2)	3.4	3.4	—	6.8
Adjusted Net Earnings	$43.7	$69.0	$94.1	$110.3

(1) Income tax effect on adjustments is calculated using the statutory rate of 35.0% for the three and six months ended March 31, 2017 and the adjusted effective tax rate excluding certain discrete items of 32.5% for the three and six months ended March 31, 2016.

(2) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three months ended March 31, 2017 and 2016 and for the six months ended March 31, 2016. On an adjusted basis, a portion of the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the portion of the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING
TO ADJUSTED WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING (Unaudited)
(in millions)
Adjusted diluted earnings (loss) per share is based on the weighted-average number of common shares used for the Diluted (Loss) Earnings per Common Share calculation, potentially adjusted for dilutive securities that were anti-dilutive for Diluted (Loss) Earnings per Common Share.

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Weighted-average shares for diluted (loss) earnings per share	68.2	70.5	79.3	69.7
Effect of securities that were anti-dilutive for diluted (loss) earnings per share:
Stock options	1.2	—	—	—
Stock appreciation rights	0.1	—	—	—
Restricted stock awards	0.2	—	—	—
Preferred shares conversion to common (1)	9.1	9.1	—	9.1
Adjusted weighted-average shares for diluted earnings (loss) per share	78.8	79.6	79.3	78.8

(1) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three months ended March 31, 2017 and 2016 and for the six months ended March 31, 2016. On an adjusted basis, a portion of the convertible preferred stock was dilutive for all periods. The adjustments in the table above reflect the portion of weighted-average shares of the convertible preferred stock that were dilutive on an adjusted basis.

RECONCILIATION OF DILUTED (LOSS) EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Diluted (Loss) Earnings per Common Share	$(0.11)	$0.02	$1.18	$0.17
Adjustment to Diluted (Loss) Earnings per Common Share (1)	0.02	—	—	(0.02)
Adjusted Diluted (Loss) Earnings per Common Share, as calculated using adjusted weighted-average diluted shares (1)	(0.09)	0.02	1.18	0.15

Adjustments (2):
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps	(0.01)	1.14	(1.83)	1.36
Premium on debt extinguishment	0.86	—	0.86	—
Provision for legal settlement	(0.01)	—	0.93	—
Integration costs	0.05	0.07	0.06	0.18
Transaction costs	0.03	0.01	0.03	0.01
Restructuring and plant closure costs, including accelerated depreciation	—	0.01	—	0.07
Assets held for sale	—	0.06	—	0.11
Inventory valuation adjustments on acquired businesses	—	—	—	0.01
Mark-to-market adjustments on commodity hedges	0.01	(0.05)	(0.04)	0.01
Gain on sale of business	—	(0.03)	—	(0.03)
Foreign currency gain on intercompany loans	—	(0.01)	—	—
Total Net Adjustments	0.93	1.20	0.01	1.72
Income tax effect on adjustments (3)	(0.33)	(0.39)	—	(0.56)
Non-GAAP dilutive preferred stock dividends adjustment (4)	0.04	0.04	—	0.09
Adjusted Diluted Earnings per Common Share	$0.55	$0.87	$1.19	$1.40

(1) Represents the effect of the change in adjusted weighted-average diluted shares (as reconciled in the prior table), after consideration of the adjustments (which are presented in this table).
(2) Per share adjustments are based on adjusted weighted-average diluted shares (as reconciled in the prior table).
(3) Income tax effect on adjustments is calculated using the statutory rate of 35.0% for the three and six months ended March 31, 2017 and the adjusted effective tax rate excluding certain discrete items of 32.5% for the three and six months ended March 31, 2016.

(4) Potentially dilutive convertible preferred stock is calculated using the “if-converted” method. On a GAAP basis, the convertible preferred stock was anti-dilutive for the three months ended March 31, 2017 and 2016 and for the six months ended March 31, 2016. On an adjusted basis, a portion of the convertible preferred stock was dilutive for all periods. The adjustment in the table above reflects the add back of dividends related to the portion of the convertible preferred stock that was dilutive on an adjusted basis.

RECONCILIATION OF NET (LOSS) EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Net (Loss) Earnings	$(4.0)	$4.9	$93.6	$30.4
Income tax (benefit) expense	(0.2)	(10.5)	50.0	3.2
Interest expense, net	80.2	77.2	153.1	155.0
Loss on extinguishment of debt	62.5	—	62.5	—
Non-cash mark-to-market adjustments and cash settlements on interest rate swaps	(1.0)	90.9	(145.5)	106.8
Depreciation and amortization, including accelerated depreciation	78.0	76.4	155.1	151.2
Provision for legal settlement	(0.9)	—	73.6	—
Non-cash stock-based compensation	6.5	4.9	11.4	8.4
Integration costs	4.3	5.8	4.8	13.7
Transaction costs	2.6	0.1	2.7	1.1
Restructuring and plant closure costs	—	0.8	0.2	5.3
Assets held for sale	—	4.4	(0.2)	8.4
Inventory valuation adjustments on acquired businesses	—	—	—	1.1
Mark-to-market adjustments on commodity hedges	0.7	(4.2)	(2.7)	1.0
Gain on sale of business	—	(2.0)	—	(2.0)
Foreign currency gain on intercompany loans	(0.2)	(0.9)	—	(0.2)
Adjusted EBITDA	$228.5	$247.8	$458.6	$483.4
Adjusted EBITDA as a percentage of Net Sales	18.2%	19.5%	18.3%	19.2%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MOMTHS ENDED MARCH 31, 2017
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$90.1	$42.7	$21.2	$9.5	$—	$163.5
General corporate expenses and other	—	—	—	—	(26.0)	(26.0)
Operating Profit (Loss)	90.1	42.7	21.2	9.5	(26.0)	137.5
Depreciation and amortization	27.3	36.8	6.3	6.7	0.9	78.0
Provision for legal settlement	(0.9)	—	—	—	—	(0.9)
Non-cash stock-based compensation	—	—	—	—	6.5	6.5
Integration costs	4.3	—	—	—	—	4.3
Transaction costs	—	—	—	—	2.6	2.6
Mark-to-market adjustments on commodity hedges	—	(0.5)	—	—	1.2	0.7
Foreign currency gain on intercompany loans	—	—	—	—	(0.2)	(0.2)
Adjusted EBITDA	$120.8	$79.0	$27.5	$16.2	$(15.0)	$228.5
Adjusted EBITDA as a percentage of Net Sales	28.0%	15.3%	15.5%	12.3%	—	18.2%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED MARCH 31, 2016
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$74.7	$89.6	$13.8	$7.7	$—	$185.8
General corporate expenses and other	—	—	—	—	(23.3)	(23.3)
Operating Profit (Loss)	74.7	89.6	13.8	7.7	(23.3)	162.5
Depreciation and amortization, including accelerated depreciation	26.2	36.1	6.2	6.2	1.7	76.4
Non-cash stock-based compensation	—	—	—	—	4.9	4.9
Integration costs	5.8	—	—	—	—	5.8
Transaction costs	—	—	—	—	0.1	0.1
Restructuring and plant closure costs	—	—	—	—	0.8	0.8
Assets held for sale	—	—	—	—	4.4	4.4
Mark-to-market adjustments on commodity hedges	(0.4)	(0.9)	—	—	(2.9)	(4.2)
Gain on sale of business	—	(2.0)	—	—	—	(2.0)
Foreign currency gain on intercompany loans	—	(0.9)	—	—	—	(0.9)
Adjusted EBITDA	$106.3	$121.9	$20.0	$13.9	$(14.3)	$247.8
Adjusted EBITDA as a percentage of Net Sales	24.2%	21.9%	13.9%	10.7%	—	19.5%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED MARCH 31, 2017
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$171.7	$25.7	$46.1	$16.5	$—	$260.0
General corporate expenses and other	—	—	—	—	(46.3)	(46.3)
Operating Profit (Loss)	171.7	25.7	46.1	16.5	(46.3)	213.7
Depreciation and amortization	54.1	73.5	12.5	13.2	1.8	155.1
Provision for legal settlement	(0.9)	74.5	—	—	—	73.6
Non-cash stock-based compensation	—	—	—	—	11.4	11.4
Integration costs	4.8	—	—	—	—	4.8
Transaction costs	—	—	—	—	2.7	2.7
Restructuring and plant closure costs	—	—	—	—	0.2	0.2
Assets held for sale	—	—	—	—	(0.2)	(0.2)
Mark-to-market adjustments on commodity hedges	—	(2.4)	—	—	(0.3)	(2.7)
Adjusted EBITDA	$229.7	$171.3	$58.6	$29.7	$(30.7)	$458.6
Adjusted EBITDA as a percentage of Net Sales	27.0%	16.2%	17.7%	11.1%	—	18.3%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED MARCH 31, 2016
(in millions)

	Post Consumer Brands	Michael Foods Group	Active Nutrition	Private Brands	Corporate/ Other	Total
Segment Profit	$137.6	$170.4	$24.3	$20.6	$—	$352.9
General corporate expenses and other	—	—	—	—	(57.5)	(57.5)
Operating Profit (Loss)	137.6	170.4	24.3	20.6	(57.5)	295.4
Depreciation and amortization, including accelerated depreciation	52.5	70.5	12.4	12.4	3.4	151.2
Non-cash stock-based compensation	—	—	—	—	8.4	8.4
Integration costs	13.7	—	—	—	—	13.7
Transaction costs	—	—	—	—	1.1	1.1
Restructuring and plant closure costs	—	—	—	—	5.3	5.3
Assets held for sale	—	—	—	—	8.4	8.4
Inventory valuation adjustments on acquired businesses	—	1.1	—	—	—	1.1
Mark-to-market adjustments on commodity hedges	(0.3)	0.4	—	—	0.9	1.0
Gain on sale of business	—	(2.0)	—	—	—	(2.0)
Foreign currency (gain) loss on intercompany loans	—	(0.5)	—	—	0.3	(0.2)
Adjusted EBITDA	$203.5	$239.9	$36.7	$33.0	$(29.7)	$483.4
Adjusted EBITDA as a percentage of Net Sales	23.9%	21.0%	14.1%	12.4%	—	19.2%